Exhibit 99.1

FOR IMMEDIATE RELEASE

DP&L Reaches Agreement with Various Intervenors in Electric Security Plan Case

DAYTON, Ohio – January 30, 2017 – The Dayton Power and Light Company (DP&L), a subsidiary of The AES Corporation (NYSE: AES), today in conjunction with nine intervening parties, filed a settlement to its Electric Security Plan (ESP) pending at the Public Utilities Commission of Ohio (PUCO). In addition, the Company and Sierra Club have reached agreement in principal that will add Sierra Club to the list of parties agreeing to settlement. Upon completion of a few remaining details, DP&L anticipates Sierra Club will formally join the settlement later this week, as well as one other party. The parties agreed to a six-year settlement which includes components that will strengthen DP&L’s infrastructure, end its ownership in 2,093 MW of coal-fired generation and integrate renewable generation.
In the meantime, DP&L has asked for an extension of the hearing date by one week to February 8, 2017, in order to allow time for parties currently not joining the settlement, including the PUCO Staff, to file testimony. A final decision by the PUCO is expected by March 31, 2017. If the PUCO agrees to the proposed settlement, the average residential customer in the DP&L service territory, using 1,000 kWh on the Company's Standard Service Offer, can expect a monthly bill increase of $2.39.

“While this settlement is still subject to approval by the PUCO, we believe it meets our goals of providing the company an opportunity to achieve the credit metrics necessary to establish financial stability. This settlement also provides DP&L’s customers safe, affordable and reliable service and prepares our system for the future,” said DP&L President and CEO Tom Raga. “We have a proud history of serving our customers and if approved, this settlement ensures we will do that for many years to come.”

The settlement includes a five-year Distribution Infrastructure Rider (DIR) that will enable the implementation of a smart grid and advanced metering. A Distribution Modernization Rider (DMR) will be dedicated to continuing DP&L’s debt repayment to enable the Company to make additional capital expenditures to modernize and maintain DP&L's transmission and distribution systems. During the sixth year of the plan, both distribution riders will expire and no longer be collected.

If approved by the PUCO, the plan also calls for the Company to exit 100 percent of its interest in 2,093 MW of coal-fired generation. Specifically, the Company will begin the closure process of the two coal-fired, co-owned plants it operates in Adams County. The Stuart and Killen plants are anticipated to close in mid-2018. Additionally, DP&L committed to commence a sales process for its ownership shares in the Conesville, Miami Fort and Zimmer plants.

Other features of the settlement include competitive retail market enhancements, a plan to procure solar and wind generation, economic development funds for both the DP&L service territory and the communities neighboring the Stuart and Killen power plants, funds for low-income customers, and a commitment by DP&L to maintain its headquarters inside the City of Dayton.

A copy of today’s agreement is available at http://dis.puc.state.oh.us/CaseRecord.aspx?CaseNo=16-0395.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include, but are not limited to, statements regarding management’s intents, beliefs and current expectations and typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “would,” “intend,” “believe,” “project,” “estimate,” “plan” and similar words. Such forward-looking statements include, but are not limited to, the occurrence, timing and effect of events contemplated by the regulatory settlement, strategic objectives, business prospects, anticipated economic performance and financial condition, management’s expectations and other similar matters. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, timing of events, accurate projections of market conditions and regulatory rates, future interest rates, commodity prices, continued normal levels of operating performance and electricity volume at distribution companies and operational performance at generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and expected rates of return.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in DPL’s and DP&L’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in DPL’s and DP&L’s 2015 Annual Report on Form 10-K. Readers are encouraged to read DPL’s and DP&L’s filings to learn more about the risk factors associated with DPL’s and DP&L’s businesses. DPL and DP&L undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any security holder who desires copies of DPL or DP&L’s periodic reports filed with the Securities and Exchange Commission may obtain copies (excluding Exhibits) without charge by addressing a request to the Office of the Secretary, DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Copies of such reports also may be obtained by visiting DPL’s website at www.dplinc.com.

About The Dayton Power and Light Company and The AES Corporation

The Dayton Power and Light Company is the principal subsidiary of DPL Inc. (DPL), a regional energy provider and an AES company. DPL’s other significant subsidiaries include AES Ohio Generation, LLC (AES Ohio Gen), Miami Valley Insurance Company (MVIC), and Miami Valley Lighting, LLC (MVLt). The Dayton Power and Light Company, a regulated electric utility, provides service to over 515,000 customers in West Central Ohio; AES Ohio Gen engages in the operation of merchant peaking generation facilities; MVIC, a captive insurance company, provides insurance services to DPL and its subsidiaries, and MVLt maintains outdoor lighting to governments and businesses. DPL, through its subsidiaries, owns and operates approximately 3,000 megawatts of generation capacity, of which 2,000 megawatts are coal-fired units and 1,000 megawatts are solar, natural gas, battery storage and diesel peaking units. For more information about the company, please visit www.dplinc.com. Connect with DP&L at www.twitter.com/dpltoday, www.linkedin.com/company/dayton-power-and-light, and at www.facebook.com/DPLToday.

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 17 countries through a diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 21,000 people is committed to operational excellence and meeting the world’s changing power needs. AES’ 2015 revenues were $15 billion and AES owns and manages $37 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.

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